NEWS RELEASE
1653 East Maple Road ● Troy, MI 48083	CONTACT: Mary Ann Victor,
Phone: (248) 689-3050 ● Fax: (248) 689-4272	Vice President and Chief Administrative Officer,
www.somanetics.com	Extension 5803
William Iacona, CFO, Extension 5819
FOR IMMEDIATE RELEASE

SOMANETICS REPORTS RECORD NET REVENUES AND INCOME
BEFORE INCOME TAXES FOR FOURTH QUARTER AND FISCAL 2007

▪	Fiscal 2007 net revenues increased 34 percent to a record $38.6 million, including a 47 percent increase in fourth quarter revenues to a record $11.3 million.

▪	Gross margin was 88 percent for fiscal 2007.

▪	Fiscal 2007 income before income taxes increased 55 percent to a record $14.9 million. Fiscal 2007 net income was $9.7 million, or $0.67 per diluted share.

▪	Fourth quarter income before income taxes increased 126 percent to a record $4.5 million, and net income for the fourth quarter was $2.8 million, or $0.19 per diluted share.

▪	Somanetics provides guidance for fiscal 2008 of approximately $50 million in net revenues, 87 to 88 percent gross margin and income before income taxes in the range of $17 to $18 million.

▪	Effective January 1, 2008, The Society of Thoracic Surgeons (STS) began collecting cerebral oximetry information as part of the STS Adult Cardiac Surgery Database.

▪
Somanetics reports positive early experience with newly designed sensors for infants in the pediatric and neonatal ICU. Initiation of manufacturing the infant sensors is underway and initial shipments to customers are expected to begin in February.

TROY, Mich. -- January 23, 2008 -- Somanetics Corporation (Nasdaq: SMTS) reported financial results for the fourth fiscal quarter and year ended November 30, 2007.

“Our solid fourth quarter and fiscal 2007 financial performance reflects the continued adoption of our INVOS technology in adult, pediatric and neonatal cardiac surgeries and the pediatric intensive care unit,” said Bruce Barrett, Somanetics’ president and chief executive officer. “Entering 2008, we believe we are well positioned to continue to make progress in these market segments as the visibility for our technology continues to increase. For example, the January 1, 2008 addition of cerebral oximetry to the STS Adult Cardiac Surgery Database was an evidence-based decision that illustrates the potential for cerebral oximetry to become a standard of care in adult cardiac surgeries. Clinicians have reported positive early experience with our newly designed sensors for infants in the pediatric and neonatal intensive care units and we expect these sensors to increase the potential for our technology in these markets.”

Fourth Quarter Results

Fourth quarter 2007 net revenues increased 47 percent to a record $11.3 million from $7.7 million in the same period of 2006. U.S. net revenues increased 41 percent to $9.5 million from $6.8 million in the same period of 2006. International net revenues increased 92 percent to $1.8 million compared to $927,474 in the fourth quarter of 2006.

Gross margin was 88 percent compared to 89 percent in the fourth quarter of 2006.

SOMANETICS REPORTS FISCAL 2007 RESULTS / 2

Somanetics reported fourth quarter income before income taxes of $4.5 million, compared to $2.0 million in the fourth quarter of 2006. Somanetics’ net income in the fourth quarter of fiscal 2007 was $2.8 million, or $0.19 per diluted share.

Fiscal 2007 Results

For the fiscal year ended November 30, 2007, net revenues increased 34 percent to a record $38.6 million from $28.7 million a year ago. U.S. net revenues increased 36 percent to $31.6 million and international net revenues increased 30 percent to $7.0 million.

Gross margin was 88 percent, the same as in fiscal 2006. Income before income taxes increased 55 percent to $14.9 million from $9.6 million in 2006 while net income was $9.7 million, or $0.67 per diluted share. Fiscal 2006 net income included a $750,000 net tax benefit primarily resulting from changes in Somanetics’ deferred tax asset valuation allowance, partially offset by taxes on income in fiscal 2006. There were no reversals of deferred tax asset valuation allowances in fiscal 2007.

Somanetics ended fiscal 2007 with a cash, marketable securities and long-term investments balance of $85.8 million and no borrowings.

Pediatric and Neonatal ICU Market Entry Update

Somanetics plans to build on the use of the INVOS technology in the congenital heart surgery market by introducing infant sensors for cerebral and somatic monitoring. These sensors are tailored to the small size and head shapes of this patient population. Two hospitals are currently using the new sensors and providing positive feedback, and Somanetics is planning to expand usage to between 15 and 20 hospitals within the next few months. During that time, clinical data and experience will be obtained to support a broader sales and marketing campaign later in the year. Six clinical managers have been hired to support these expanded efforts in the pediatric and neonatal ICUs.

Sales and Marketing Activities

Effective January 1, 2008, The Society of Thoracic Surgeons (STS) added cerebral oximetry information as a metric to be collected as part of the STS Adult Cardiac Surgery Database. According to the STS, the STS Adult Cardiac Surgery Database is the largest cardiothoracic surgery outcomes and quality improvement program in the world and is viewed as the national gold standard for cardiothoracic surgery. This data is used for quality assessment in cardiothoracic surgery and has been used to establish benchmarks for clinical comparisons. One of the data points to be collected is whether cerebral oximetry was the first indication of a problem that may have led to an injury or death. Somanetics believes that over time the data may demonstrate the relationship between cerebral oximetry values and patient outcomes, potentially leading to the adoption of cerebral oximetry as a standard of care in adult cardiac surgery.

Medical meetings, scientific conferences and clinical papers play an important role in promoting Somanetics’ INVOS System. To support sales and marketing initiatives, Somanetics participated in more than 70 meetings and anticipates participating in a similar number of meetings during 2008.

SOMANETICS REPORTS FISCAL 2007 RESULTS / 3
In addition, more than 150 abstracts and articles related to the use of the INVOS technology were published during the year, including data that supports use of the INVOS System in adult cardiac surgery. The randomized, prospective study by John Murkin, MD, FRCPC, professor of anesthesiology at the University of Western Ontario, Canada, published in the January 2007 issue of Anesthesia and Analgesia, showed that using information from the INVOS System resulted in a 73 percent reduction in major organ morbidity and mortality and significantly shortened ICU stays in the intervention group.

Somanetics also expanded the sales, marketing and clinical education team, which has increased by 25 percent since the end of fiscal 2006. In December 2007, Somanetics added a director of market development in Europe to support its international sales and marketing initiatives.

Basic Science Research

During the year, Somanetics conducted basic science research with a neonatal piglet model to validate the use of INVOS technology for detecting ischemia of the kidney and the bowel. The neonatal piglet model is an accepted model for neonatal research. This research will be used to pursue expansion of product labeling and support market adoption of the technology in the neonatal and pediatric markets.

Research and Development

Somanetics continued to add personnel to expand its research and development team. Based on customer preferences, Somanetics has identified a number of projects to further advance the INVOS technology. In addition, Somanetics has filed for patents on certain features developed for the smaller sensor and plans to continue to strengthen its intellectual property in 2008.

Business Outlook

Somanetics’ financial guidance for fiscal year 2008 is based on market conditions and current estimates, which reflect management’s plan to invest in the clinical research, education and research and development projects to support the expansion of its efforts with infants in the pediatric and neonatal ICU markets. Somanetics undertakes no obligation to update its estimates. Somanetics is currently forecasting:

▪	Fiscal 2008 net revenues of approximately $50 million.

▪	Fiscal 2008 gross margin in the range of 87 to 88 percent and operating margin in the range of 25 to 27 percent.

▪	Fiscal 2008 income before income taxes in the range of $17 million to $18 million.

Somanetics to Host Conference Call

Somanetics will web cast its fiscal 2007 conference call at 10:00 a.m. (ET) today. To join the web cast, visit the Investor Center section of Somanetics’ website at www.somanetics.com and click on the “2007 Year-End Conference Call” link. The call also will be archived on the website.

SOMANETICS REPORTS FISCAL 2007 RESULTS / 4

About Somanetics

Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS® Cerebral/Somatic Oximeter System, a non-invasive patient monitoring system that continuously measures changes in the blood oxygen levels in the brain and elsewhere in the body, in somatic, or skeletal muscle tissue in patients with or at risk for restricted blood flow. Surgeons, anesthesiologists, intensive care nurses and other medical professionals can use the information provided by the INVOS System, in conjunction with other available information, to identify cerebral or somatic oxygen imbalances and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care. Somanetics supports its customers through a direct U.S. sales force and clinical education team. Covidien markets INVOS System products in Europe, Canada, the Middle East and South Africa and Edwards Lifesciences represents INVOS System products in Japan. For more information visit www.somanetics.com.

Safe-Harbor Statement

Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2008, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements and may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market acceptance of our products in existing market segments and in new market segments we plan to pursue, our current dependence on the Cerebral Oximeter and SomaSensor, our dependence on distributors and independent sales representative firms for a substantial portion of our sales, our dependence on single-source suppliers, potential competition, the effective management of our growth, our ability to attract and retain key personnel, the potential for products liability claims, government regulation of our business, changes in our deferred tax assets, future equity compensation expenses, the challenges associated with developing new products and obtaining and maintaining regulatory approvals if necessary, research and development activities, the lengthy sales cycle for our products, sales employee turnover, changes in our actual or estimated future taxable income, changes in accounting rules, enforceability and the costs of enforcement of our patents, potential infringements of others’ patents and the other factors set forth from time to time in Somanetics’ Securities and Exchange Commission filings, including Somanetics’ 2006 Annual Report on Form 10-K filed on February 8, 2007 and its 2007 Quarterly Reports on Form 10-Q filed on April 3, 2007, June 29, 2007 and October 2, 2007, respectively.

(Tables to follow)

SOMANETICS REPORTS FISCAL 2007 RESULTS / 5

SOMANETICS CORPORATION

STATEMENTS OF OPERATIONS

	For the Years Ended November 30,
	2007	2006

NET REVENUES	$38,585,832	$28,700,600
COST OF SALES	4,726,146	3,565,588
Gross margin	33,859,686	25,135,012

OPERATING EXPENSES:
Research, development and engineering	668,815	1,582,521
Selling, general and administrative	22,269,184	16,484,567
Total operating expenses	22,937,999	18,067,088

OPERATING INCOME	10,921,687	7,067,924

OTHER INCOME:
Interest income	4,008,537	2,582,033
Total other income	4,008,537	2,582,033
INCOME BEFORE INCOME TAXES	$14,930,224	$9,649,957

INCOME TAX (EXPENSE) BENEFIT	(5,247,943)	750,000

NET INCOME	$9,682,281	$10,399,957 *
NET INCOME PER COMMON SHARE - BASIC	$.73	$.83
NET INCOME PER COMMON SHARE - DILUTED	$.67	$.75
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -- BASIC	13,213,428	12,463,075
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -- DILUTED	14,384,445	13,824,467

* Includes a net deferred tax benefit of $3,354,663 recorded in the fourth quarter of fiscal 2006, primarily due to a $4,068,613 reduction in the deferred tax valuation allowance.

SOMANETICS REPORTS FISCAL 2007 RESULTS / 6

SOMANETICS CORPORATION

STATEMENTS OF OPERATIONS

	For the Quarters Ended November 30,
	2007	2006

NET REVENUES	$11,275,273	$7,684,289
COST OF SALES	1,338,888	848,702
Gross margin	9,936,385	6,835,587

OPERATING EXPENSES:
Research, development and engineering	233,370	1,128,381
Selling, general and administrative	6,234,820	4,590,453
Total operating expenses	6,468,190	5,718,834

OPERATING INCOME	3,468,195	1,116,753

OTHER INCOME:
Interest income	1,033,702	872,431
Total other income	1,033,702	872,431
INCOME BEFORE INCOME TAXES	$4,501,897	$1,989,184

INCOME TAX (EXPENSE) BENEFIT	(1,702,312)	3,354,663

NET INCOME	$2,799,585	$5,343,847 *

NET INCOME PER COMMON SHARE - BASIC	$.21	$.41
NET INCOME PER COMMON SHARE - DILUTED	$.19	$.37
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -- BASIC	13,331,076	13,138,966
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -- DILUTED	14,542,444	14,598,103

* Includes a net deferred tax benefit of $3,354,663 recorded in the fourth quarter of fiscal 2006, primarily due to a $4,068,613 reduction in the deferred tax valuation allowance.

SOMANETICS REPORTS FISCAL 2007 RESULTS / 7

SOMANETICS CORPORATION

BALANCE SHEETS

	November 30,
	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,172,977	$28,734,869
Marketable securities	18,978,074	20,918,134
Accounts receivable	7,486,571	4,740,043
Inventory	1,998,284	2,172,458
Prepaid expenses	560,885	494,822
Accrued interest receivable	551,117	351,666
Deferred tax asset - current	3,069,929	2,761,217
Total current assets	65,817,837	60,173,209
PROPERTY AND EQUIPMENT:
Demonstration and no capital cost sales equipment at customers	3,386,287	2,650,939
Machinery and equipment	1,531,387	1,263,015
Furniture and fixtures	307,919	300,037
Leasehold improvements	196,700	195,565
Total	5,422,293	4,409,556
Less accumulated depreciation and amortization	(2,931,596)	(2,285,279)
Net property and equipment	2,490,697	2,124,277
OTHER ASSETS:
Long-term investments	33,653,099	21,917,764
Deferred tax asset - non-current	3,004,755	8,182,783
Intangible assets, net	3,097	10,009
Other	15,000	15,000
Total other assets	36,675,951	30,125,556
TOTAL ASSETS	$104,984,485	$92,423,042

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,118,003	$1,045,727
Accrued liabilities	1,701,481	1,159,770
Total current liabilities	2,819,484	2,205,497
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred shares; authorized, 1,000,000 shares of $.01 par
value; no shares issued or outstanding	--	--
Common shares; authorized, 20,000,000 shares of $.01 par
value; issued and outstanding, 13,443,961 shares at November 30, 2007,
and 13,163,627 shares at November30, 2006	134,440	131,636
Additional paid-in capital	119,079,383	116,817,012
Accumulated deficit	(17,048,822)	(26,731,103)
Total shareholders’ equity	102,165,001	90,217,545
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$104,984,485	$92,423,042

###